Exhibit 3.149

ARTICLES OF INCORPORATION

OF

HOSPITAL CORPORATION OF NORTH CAROLINA

We, Charles L. Kown and Ruth B. Foster, of One Park Plaza, Nashville, Tennessee, being over the age of eighteen (18) years, acting as incorporators of a corporation under the North Carolina Business Corporation Act, do hereby adopt the following Articles of Incorporation for such Corporation:

1.	The name of the Corporation is Hospital Corporation of North Carolina.

2.	The duration of the Corporation is perpetual.

3.	The purposes for which the Corporation is organized are:

(a) To purchase, lease, or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; to engage in any other act or acts which a corporation may perform for a lawful purpose or purposes.

(b) To consult with owners of hospitals and all other types of health care or medically oriented facilities or managers thereof regarding any matters related to the construction, design, ownership, staffing or operation of such facilities.

(c) To provide consultation, advisory and management services to any business, whether corporation, trust, association, partnership, joint venture or proprietorship.

4.	The maximum number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, par value of $1.00 per share.

5.	The amount of capital with which the Corporation will begin business is One Thousand Dollars ($1,000).

6.	The shareholders of this Corporation shall have none of the preemptive rights set forth in the North Carolina Business Corporation Act.

7.	The name and address of the Corporation’s registered agent and office is the CT Corporation System and its address is Wachovia Building, 100 S. Cocoran Street, Durham County, Durham, NC 27702.

8.	The number of directors constituting the initial board of directors is three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified is as follows:

Donald S. MacNaughton, One Park Plaza, Nashville, TN 37203

Thomas F. Frist, Jr., One Park Plaza, Nashville, TN 37203

R. Clayton McWhorter, One Park Plaza, Nashville, TN 37203

/s/ Charles L. Kown
Charles L. Kown

/s/ Ruth B. Foster
Ruth B. Foster

WE, THE UNDERSIGNED, being all of the incorporators hereinbefore named, for the purpose of forming a corporation, do subscribe and acknowledge these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly, have hereunto set our hands this 28th day of July, 1981.

/s/ Charles L. Kown
Charles L. Kown

/s/ Ruth B. Foster
Ruth B. Foster

STATE OF TENNESSEE	]
]
COUNTY OF DAVIDSON	]

Before me this day personally appeared Charles L. Kown and Ruth B. Foster, to me well known and acknowledged on oath before me that they executed the foregoing instrument for the uses and purposes therein expressed.

Witness my hand and official seal at Nashville, Tennessee, this 28th day of July, 1981.

/s/ Elizabeth M. Amos
Notary Public

My Commission Expires: 7-17-83

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